Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bicycle Therapeutics plc of our report dated March 17, 2026, relating to the financial statements, which appears in Bicycle Therapeutics plc's Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers LLP
Cambridge, United Kingdom
March 17, 2026